PROMISSORY NOTE
September 2, 2010

FOR VALUE RECEIVED, Laredo Resources Corp., a Nevada Corporation, promises to pay Ruth Cruz Santos, on or before September 31 , 2012, the amount of Fifteen Thousand Dollars ($15,000.00) in the currency of the United States, without interest.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

LAREDO RESOURCES CORP .

Per /s/ Ruth Cruz Santos
Ruth Cruz Santos, Pres., CEO, CFO